CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement File Nos. 333-152192/811-21262 and Registration Statement File No. 333-290025 on Form N-4 of our report dated March 26, 2026, relating to the financial statements comprising each of the Subaccounts of Brighthouse Separate Account Eleven for Variable Annuities, and our report dated February 27, 2026, relating to the financial statements of Brighthouse Life Insurance Company, both appearing in form N-VPFS of Brighthouse Separate Account Eleven for Variable Annuities for the year ended December 31, 2025. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
April 7, 2026